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                                                                      EXHIBIT 12


                                   PSINET INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN MILLIONS OF U.S. DOLLARS)

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                                                                               DECEMBER 31,
                                                      ----------------------------------------------------------------
                                                         1996        1997        1998         1999          2000
                                                         ----        ----        ----         ----          ----
   Loss from continuing operations before income
     taxes                                                $(55.3)     $(46.1)    $(262.7)      $(334.0)     $(3,766.2)
   Equity in loss of affiliate                               0.9           -           -             -            1.4
   Interest expense                                          5.0         5.4        63.9         193.0          398.2
   Interest portion of rental expense                        1.2         1.7         4.2           8.6           11.2
                                                      ----------------------------------------------------------------
   Loss                                                   $(48.2)     $(39.0)    $(194.6)      $(132.4)     $(3,355.4)
                                                      ================================================================

   Fixed charges:
    Interest expenses                                        5.0         5.4        63.9         193.0          398.2
    Capitalized interest                                       -           -         0.8           6.2           60.0
    Interest portion of rental expense                       1.2         1.7         4.2           8.6           11.2

                                                      ----------------------------------------------------------------
   Total fixed charges                                       6.2         7.1        68.9         207.8          469.4
   Preferred stock dividend requirement                       --         0.4         3.1          17.7           66.8
                                                      ----------------------------------------------------------------
   Total fixed charges and preferred dividends              $6.2        $7.5       $72.0        $225.5         $536.2
                                                      ================================================================
   Ratio of earnings to combined fixed charges
      and preferred dividends                                 --          --          --            --             --
                                                      ----------------------------------------------------------------
   Deficiency of earnings to cover combined
      fixed charges  and preferred dividends              $(54.4)     $(46.5)    $(266.6)      $(357.9)     $(3,891.6)
                                                      ================================================================
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